Filed Pursuant to Rule 433

Registration No. 333-272782

August 6, 2025

ONEOK, INC.

PRICING TERM SHEET

$3,000,000,000

  $750,000,000 4.950% Notes due 2032

$1,000,000,000 5.400% Notes due 2035

$1,250,000,000 6.250% Notes due 2055

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the preliminary prospectus supplement dated August 6, 2025 (the “Preliminary Prospectus Supplement”).

Issuer:	ONEOK, Inc.

Guarantors:	ONEOK Partners, L.P. ONEOK Partners Intermediate Limited Partnership Magellan Midstream Partners, L.P. Elk Merger Sub II, L.L.C. EnLink Midstream Partners, LP

Security Type:	Senior Unsecured Notes

Expected Ratings:*	Baa2 / BBB / BBB

Pricing Date:	August 6, 2025

Settlement Date**:	August 12, 2025 (T+4)

	4.950% Notes due 2032	5.400% Notes due 2035	6.250% Notes due 2055

Maturity Date:	October 15, 2032	October 15, 2035	October 15, 2055

Principal Amount:	$750,000,000	$1,000,000,000	$1,250,000,000

Benchmark Treasury:	4.00% due July 31, 2032	4.25% due May 15, 2035	4.625% due February 15, 2055

Benchmark Treasury Price / Yield:	100-06 / 3.969%	100-09+ / 4.212%	96-31+ / 4.817%

Re-offer Spread to Benchmark Treasury:	+ 103 bps	+ 122 bps	+ 147 bps

Yield to Maturity:	4.999%	5.432%	6.287%

Coupon:	4.950%	5.400%	6.250%

Public Offering Price:	99.694% of the principal amount	99.736% of the principal amount	99.480% of the principal amount

Redemption Provisions:

Make-Whole Call:	T + 20 bps (prior to August 15, 2032)	T + 20 bps (prior to July 15, 2035)	T + 25 bps (prior to April 15, 2055)

Par Call:	On or after August 15, 2032 (two months prior to maturity)	On or after July 15, 2035 (three months prior to maturity)	On or after April 15, 2055 (six months prior to maturity)

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2026	April 15 and October 15, commencing April 15, 2026	April 15 and October 15, commencing April 15, 2026

CUSIP / ISIN:	682680DB6/ US682680DB63	682680DC4 / US682680DC47	682680DD2 / US682680DD20

Joint Book-Running Managers:

Mizuho Securities USA LLC

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

Truist Securities, Inc.

CIBC World Markets Corp.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

Blaylock Van, LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Regions Securities LLC

Roberts & Ryan, Inc.

U.S. Bancorp Investments, Inc.

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

**

We expect delivery of the notes will be made against payment therefor on or about the settlement date specified in this pricing term sheet, which will be the fourth business day following the date of pricing (such settlement being referred to as “T+4”). Pursuant to Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before their delivery will be required, by virtue of the fact that the notes will initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on any date prior to one business day before their delivery should consult their advisors.

The issuer has filed a registration statement (including a base prospectus) and a Preliminary Prospectus Supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403; Deutsche Bank Securities Inc. toll-free at 1-800-503-4611; PNC Capital Markets LLC toll-free at 1-855-881-0697; TD Securities (USA) LLC toll-free at 1-855-495-9846; or Truist Securities, Inc. toll-free at 1-800-685-4786.

No PRIIPs KID. Not for retail investors in the EEA or the UK. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another electronic system.